Exhibit 99.3

Slide #1 – Stephanie Carrington

Hello and welcome to the investor webcast of management’s prepared remarks regarding the definitive merger agreement between Alvotech and Oaktree Acquisition Corp. II (or OACB for short).

Slide #2-3 – Stephanie Carrington

The information discussed today is qualified in its entirety by the Form 8-K that has been filed today, December 7 by Oaktree Acquisition Corp II, or OACB, and which may be accessed free of charge on the SEC’s website, including the exhibits thereto. OACB intends to file a proxy statement with the Securities and Exchange Commission; we encourage you to read it and the other relevant materials filed by us with the Securities and Exchange Commission because these documents have or will have important information about the proposed transaction. The investor presentation that will be presented as part of today’s discussion has been publicly filed with the SEC on December 7, 2021 and posted on Alvotech’s website at www.alvotech.com, and OACB’s website at www.oaktreeacquisitioncorp.com, where it is available for download. Please review the disclaimers included therein.

Also, the statements we make during this call that are not statements of historical facts constitute forward-looking statements that are subject to risks, uncertainties, and other factors that could cause our actual results to differ from historical results and/or from our forecast, including those that are set forth in OACB’s Form 8-K filed today and the exhibits thereto, as well as the risks that will be included under the header “Risk Factors” in the registration statement on Form F-4 to be filed by OACB with the SEC and those included under the header “Risk Factors” in OACB’s Annual Report on Form 10-K for the year ended December 31, 2020 (as amended on May 19th, 2021). You should carefully consider the risks, uncertainties, and other factors discussed in these filings and additional filings OACB makes with the SEC. Do not place undue reliance on forward-looking statements which we assume no responsibility for updating unless required by law. In addition, statements made today regarding expected cash and equity ownership following the transaction do not take into account any possible redemptions of existing OACB shareholders prior to the business combination.

Slide #3 – Stephanie Carrington

Hosting today’s call are Zaid Pardesi, Managing Director at Oaktree Capital Management (or Oaktree for short) and CFO and Head of M&A of Oaktree Acquisition Corp II., Robert Wessman, Chairman and founder of Alvotech, Mark Levick, Chief Executive Officer of Alvotech, and Joel Morales, Chief Financial Officer of Alvotech. I’ll now turn the call over to Zaid.

Slide #4 – Zaid Pardesi

Good day everyone and thank you for joining. My name is Zaid Pardesi. I am the CFO & Head of M&A for Oaktree Acquisition Corp II., and I am delighted to be here today to introduce you to Alvotech. OACB was raised in September 2020 with the goal to partner with a high-quality, growing company, and provide capital for its next phase of growth. Alvotech checks all these boxes and more, and we’re pleased to throw our full resources and support behind the company. As you may know, Oaktree has been an investor in the company for nearly three years, and it is this long-term relationship with the company and management that drives our conviction. Our thesis is underpinned by three broad points.

First, Alvotech has built a difficult to replicate, and highly-scalable platform with a massive opportunity set in front of it. We are at the beginning of what we believe will be a super-cycle of biologics growth, and in turn biosimilar growth. For those who are less familiar, biologics are large complex molecules that have become the standard of care for many difficult-to-treat conditions, such as Humira® for the treatment of rheumatoid arthritis. Biosimilar medicines are therapeutic equivalents to biologics, which are offered at a lower cost than the originator product.

Alvotech has been built specifically to succeed in the biosimilars market, as you’ll hear today, and represents critical infrastructure to enable much-needed cost reduction throughout the global healthcare system.

Second, the transaction structure is optimally aligned, with all existing shareholders rolling 100% of their equity at an attractive valuation entry point for new shareholders. After nearly a decade, with approximately $1bn of capital invested, Alvotech is at an inflection point, as it begins to commercialize product and generate revenue. From a valuation perspective, we believe the transaction offers multiple of money upside as the platform scales. Underpinning all of this, of course, is the management team, which takes us to my third point.

Slide #5-Zaid Pardesi

Alvotech has a world class management team of seasoned pharma executives with deep expertise in biologics and biosimilars, and is led by a visionary founder in Robert Wessman. Alvotech is, in fact, Robert’s third platform in the pharma sector. His first was Actavis, which he grew in the public markets from a small company with $14 million in revenue to a global pharmaceutical company with over $2 billion in revenue at the time the company was taken private. Robert generated annual returns of around 50% for his public shareholders and created in excess of $3 billion in equity value. His second platform was Alvogen, which he took from a small, regional CMO to a top tier global generics player. Private equity investors in Alvogen have made many multiples of their money already, with substantial imbedded value remaining in the platform today. From an OACB perspective, we are excited about what Robert’s third platform represents, both in the short and long term. With that, let me hand it over to Robert.

Slide #6- Robert Wessman

Thank you, Zaid. I am Robert Wessman, Chairman and founder of Alvotech. We are very pleased to be working with Oaktree, who has been an investor in Alvotech since 2018. Despite their familiarity with the business and the industry, they have undertaken a very thorough due diligence on Alvotech to support this combination. We are honored to be here today to jointly present this opportunity to the broader investment community. The idea for Alvotech came to me nearly a decade ago, as I saw that the future of pharma was going to be driven by biologic medicines. I knew that there would be a need for high quality and lower cost alternatives to these important treatments. During the time where we have built this business, we have seen a steady evolution in the regulatory and market environment supporting biosimilars. To anticipate this moment, we made several strategic decisions.

The first was to control the value chain from concept to finished dose manufacturing. By doing this we could guarantee efficiency, quality, and flexibility across our value chain. That is why we set out to establish our manufacturing footprint well in advance of any product launch. Further, we built an R&D team and infrastructure that would manage projects starting as early as cell line development. We also believed that we needed a global commercial approach to maximize the value of our assets and diversify our revenue streams. So we set out to build a network of partnerships, one whose commercial reach would surpass what nearly any company could do in-house. We have now established strategic partnerships with top-tier commercial organizations in nearly every market in the world, ensuring broad access to our products. And today, we sit at an exciting point in our company’s evolution. We have anticipated the biosimilar opportunity and have created the infrastructure and portfolio to capture that opportunity into the foreseeable future. We have been very fortunate to have the backing of world-class, insightful investors who have worked with us to build the platform that we are presenting today.

We are pleased with the participation in our PIPE process and appreciate both the participation of existing and new investors in our oversubscribed PIPE. These include top-tier investors such as Survetta Capital, Athos, which is the Strungmann Family office, Sculptor Capital Management, Farallon Capital Management, CVC Capital Management, as well as a Temasek Holdings of Singapore.

We now look forward to keeping the public up to date on our progress as we continue on our mission to deliver meaningful savings to global healthcare systems.

Slide #7 – Robert Wessman

I would like to highlight briefly, for you, the key points that we believe make our business a compelling story for the public markets.

The first is our proven leadership team. Despite operating in a relatively new industry, we have been fortunate enough to attract some of the most talented and experienced executives to our cause. This starts with our CEO, Mark Levick, who, among other things, led the biosimilar effort at Sandoz prior to joining us. This caliber of proven leadership and success runs all the way through our organizational structure and into all parts of our business.

The second is the significant market opportunity that exists with biologics medicine, which now represent over 40% of the annual spend in the U.S., while rapidly growing in other regions of the world.

The third is the fact that we have built a platform that is only focused and tailored for biosimilars. We have integrated all of the capabilities we need, end to end, in our own value chain. We believe this platform and dedication makes Alvotech truly unique.

Next, as I mentioned earlier, our global commercial network is a fundamental differentiator. Our network expands access, diversifies revenue streams, de-risks commercial launches and also provides substantial milestone payments over time. Thus, offsetting development risk and closely aligning us with partners. Further, we have a deep pipeline (or broad) of programs across therapeutic classes. In total, we have 7 products in the pipeline and are continuously considering new additions going forward. We have also applied a differentiated strategy to our product development to separate ourselves from similar offerings.    As an example, for our first product, we are in a position to potentially be the first interchangeable, high concentration biosimilar, referenced to the highest selling pharmaceutical product in history, Humira. Overall, we believe that the combination of our strategy, the market opportunity, our infrastructure and our pipeline, positions us for high margins, long-term growth and profitability.

I could NOT be prouder of what we have accomplished at Alvotech, and as founder and lead shareholder in Alvotech, I will be rolling my entire stake into the combination.

With that, I would like to now turn over the presentation to our CEO, Mark Levick.

Slide #9-Mark Levick

Thank you, Robert. My name is Mark Levick and I’m the CEO of Alvotech. As Robert mentioned, I joined Alvotech from Novartis’ Sandoz division, where I was the global head of biosimilars development. I have always worked in biopharmaceuticals, in both originator and biosimilar development, at Novartis and GSK. Prior to joining industry, I was a medicines regulator and a specialist physician in hospital practice. In my career, I have been responsible for the development of five biosimilar medicines, and I am excited to present to you our company and our Go Forward strategy.

We have assembled a stellar leadership team at Alvotech. Not only does our leadership team have experience in pharmaceuticals and biopharmaceuticals, but specifically, it has a deep knowledge and understanding of biosimilars development. For example, Dr. Joe McClellan, our chief scientific officer, was formerly the global head of biosimilars development at Pfizer. In addition, our chief technical officer, chief quality officer, chief IP counsel, and chief portfolio officer, all have significant biosimilar experience from Sandoz, Novartis, Synthon and Mylan, prior to joining Alvotech.

Collectively, our management team has been responsible for the global approval of 17 biosimilar medicines, so we have a deep understanding of what it takes to gain regulatory approval.

Slide #11-Mark Levick

One of the ways that we differentiate ourselves from our competition is through our purpose. We are unashamedly a biosimilars company, and as an organization we are keenly aware of the benefit that our success can bring to patients and to healthcare systems globally. Our focus on patient access effectively aligns our corporate purpose with broader societal goals of equity and affordability. As more countries around the world focus on healthcare sustainability, we anticipate that evolving legislation to improve patient access will become tailwinds for our business. As an example, in a recent 29-page report issued by the US Department of Health and Human Services, the term ‘biosimilar’ was referenced over 90 times as a potential solution to high drug costs.

Most companies that operate in the biosimilar space today are largely driven by an originator strategy. At Alvotech, our exclusive focus on biosimilar medicines allows us to focus on access, without the distractions or conflicts that can arise for many other competitors within the biosimilar space. We also think this adds flexibility and efficiency to our biosimilar platform as compared to those of organizations with more varied strategies.

Slide #12-Mark Levick

To understand the true opportunity in biosimilar medicines, one has to understand the importance of Biologics. Biologic treatments are life-changing, and they have revolutionized the practice of medicine because of their ability to treat a broad range of difficult-to-treat diseases, demonstrating good tolerability and generally fewer side-effects than small molecule drugs. Biologic medicines address a number of chronic, debilitating or life-threatening conditions. As a result, they have greatly improved the quality of life for patients around the world. In fact, eight of the ten highest selling medicines in the world are biologics. These very large addressable global markets provide an enormous long-term opportunity for a biosimilars platform such as Alvotech.

Slide #13 – Mark Levick

Not only are biologic medicines a large addressable market today, but almost half of the originator pharmaceuticals currently in development globally, are biologic medicines. Increasing approval trends by the US FDA, as seen on the left-hand side of the slide, confirm the rising importance of biologics. And while the mature markets in the US and the EU tend to get a lot of attention, we believe that the opportunity for biologics and biosimilars across the emerging markets are vastly underappreciated. The chart on the right-hand side of the slide shows that the global biologics market is set to grow at a rapid pace, nearly doubling between 2020 and 2026.

Slide #14- Mark Levick

While biosimilars are not as risky to develop as originator biologic medicines, they are substantially more complex to develop than small molecules. Unlike originator biologics, biosimilars take approximately 6 to 9 years and cost around $100 million-$200 million per product to develop. We believe this positions biosimilars in a “sweet spot” where the complexity and cost of development for biosimilars limits potential competition, however, if done properly, risks to successful development can be significantly lower, relative to originator products. At Alvotech, we de-risked our R&D by the way we have structured our programs, which I will elaborate on later in the presentation.

Slide #15 – Mark Levick

The rapid growth of biologic medicines, combined with the maturation of the regulatory and market framework surrounding biosimilars, as well as an increasing number of originator molecules losing market exclusivity, means that companies like Alvotech that anticipated these market trends, are poised for substantial growth in value. At Alvotech, it is our intention to lead this charge.

In addition, healthcare systems around the world, are facing accelerating pressure to lower healthcare costs in the coming years, particularly in the face of a rapidly aging population. Biosimilar medicines are an obvious solution. In the US market alone, biosimilars are expected to save the healthcare system over $100 billion over the next five years. Globally, the biosimilar market is forecast to grow more than 2.5 times between 2020 and 2026. We think this is a conservative forecast given the favorable trends in biosimilar uptake and penetration that we are seeing in the global markets, particularly in the U.S. The convergence of these factors create a favorable market environment for Alvotech, at a time when the company is well-positioned to capitalize on this opportunity.

Slide #17 – Mark Levick

In order to address this opportunity, Alvotech has deliberately created a platform that ensures development and manufacturing of the highest quality products while maximizing global access to them. This carefully designed platform keeps research and development and manufacturing in-house, allowing more efficient, superior quality alignment during the development process. Our comprehensive platform consists of approximately 700 professionals across 5 sites in Iceland, Germany, Switzerland, and the U.S.

Our R&D is strategically designed to address multiple regulatory environments optimally to ensure global reach.    Finally, to maximize reach, we have partnered with top tier large scale pharma companies with broad networks, which allows us to transform as many patient lives as possible.

Slide #18- Mark Levick

From an R&D perspective, we manage our platform to ensure the highest likelihood of success within the shortest amount of time. We de-risk our programs by focusing on analytical similarity and variance control early on. By doing so, we are generally able to compress the clinical timelines by running our trials in parallel and locating those studies in efficient locations. We execute our studies, where practical, in regions which facilitate speed of recruitment and execution, where biologics penetration is relatively limited, for example in Eastern Europe, yet the infrastructure to support clinical trials is mature.

Finally, as mentioned before, we aim to commercialize our products all over the world. In order to do so, we plan and execute our development programs to ensure synergies, where appropriate, across the various regulatory frameworks in which we intend to navigate.

In the U.S. market, we are strong advocates of an interchangeability strategy for products dispensed at the pharmacy level. We are encouraged by the FDA’s recent approvals of interchangeable products, and believe that in many cases, this is the fastest way to concurrently maximize our revenue while bringing rapid savings to the healthcare system in the U.S.

Slide #19-Mark Levick

Alvotech has invested significant time and resources to develop a world-class manufacturing platform. This allows us to control the quality throughout the development process, as well as provide capacity dedicated to the commercial markets.

Our drug substance facility has been designed to support our commercial plans through 2030. At our site in Reykjavik, we also have drug product fill/finish capabilities and are expanding our site to add further capabilities and redundancy to our fill/finish operations. The ongoing expansion also includes adding additional warehousing and other supportive operations as we prepare for commercial readiness. Also, through our JV in China, we are building a mirror site that could potentially serve as overflow capacity under certain upside scenarios. As of now, we do not forecast the requirement of that capacity for any production outside of the China market.

Additionally, we have both CHO and Sp20 host cell lines, as well as fedbatch and perfusion platforms, the two most commonly utilized manufacturing processes by originator companies. This allows us to effectively tailor our development process to virtually any originator molecule.

Our Reykjavik manufacturing facility has been operating under GMP standards for some time now. We have had 2 successful IMA/EMA inspections to support clinical and commercial licenses and as a business to business company, we work closely with our commercial partners to ensure that our standards meet theirs as well.

Slide #20-Mark Levick

At Alvotech, we have established a top-tier global network of commercial partners that maximizes the value of each product we develop. This intentional design allows us to be therapeutically agnostic given we are not weighed down by the cost and risk of expanding our sales and marketing footprint to target new areas. Rather, this falls to our commercial partners. This allows us to focus on developing, and in certain cases, acquiring, the most attractive products, with the embedded scalability in the platform generating attractive margins and free cash flow.

The partners we have selected are truly world-class in their markets, and by taking this approach of partnering with regional champions, we simultaneously have very broad and very deep coverage. As you can see here on slide 20, our coverage through our partners is vast and gives us coverage of over 70 countries. At the same time, each partner is a scaled leader in its respective territory with experience in biosimilars, enabling deep penetration of the market due to their local expertise and relationships.

The last point I’d like to make here before we talk about a few of the specific partners is regarding the economic model of these relationships. Our partnerships are strategic, mutually exclusive and have long-term commitments for multiple products. Commensurate with this symbiotic relationship is an economic model comprised of both eventual royalties on sales, but also milestone payments earlier on during development. These milestones help to offset Alvotech’s development costs and also provide substantial alignment with our partners as each product reflects a significant investment by our partner for their home market. We view these milestone payments as a significant and recurring source of revenue.

Slide #21-Mark Levick

This vast coverage is effectuated by our commercial partners, which have been carefully selected. The overwhelming majority of them are in the top 5 in their home markets.

In the US, our collaboration with TEVA spanning five assets is one of the broadest partnerships aimed at improving patient access to high quality biosimilar medicines to date. TEVA, an established leader in the U.S. pharma market, has successfully positioned itself to become a leader in biosimilars. TEVA now has a broad pipeline of these products, of which we represent the next wave of potential near-term launches.

In Europe, STADA is our strategic partner for 7 product candidates. STADA is a leader in the EU pharma market with a history of over 100 years and is among the top 3 in various European markets.

They are also capable of targeting both retail and tender channels in Europe, which is a key factor in the success of biosimilars in that region.

Through our joint venture in China, the company has partnered with Yangtze River Pharmaceutical Group as our commercial arm for 7 product candidates. Yangtze River is among the top 3 in its home market and has over 10,000 sales representatives, which can position Alvotech strongly not only in Volume-Based-Purchasing markets, but also in private markets.

In Japan, we are aligned with Fuji Pharma, who is also a shareholder of Alvotech. Through this strategic relationship, we aim to bring multiple biosimilars to the Japanese market. Fuji has been in the Biosimilar space for more than a decade and is the leader in the filgrastin market, with over 70% market share.

In Canada, our partner is JAMP pharmaceuticals is one of the fastest growing pharma companies in Canada. JAMP also has significant sales and marketing infrastructure which will be key in marketing biosimilars in Canada due to the branded nature of the business.

Alvotech has also established unique partnerships with regional champions in a number of underappreciated and underserved markets, which will help us to diversify our revenue and allow us to bring these essential medicines to many access challenged markets.

This strategy is strongly in line with Alvotech’s mission to bring high-quality, affordable biosimilar medicines to patients worldwide.

Slide 23 – Mark Levick

The Alvotech platform was built with intentionality, to optimize reach and address the significant opportunity within biologics medicines. However, how that platform is utilized is equally as important. We have been developing a diverse pipeline of global biosimilar candidates and have applied the same thoughtful criteria in our product selection as we have with the building of our platform.

We have a rigorous product selection process that covers commercial and clinical considerations and incorporates input from all functional areas, including from our commercial partners. Ultimately, the products we select are ones we collectively see as having an attractive market and financial profile, a strong fit with Alvotech’s capabilities, and offer an opportunity for us to be differentiated.

We also consider the fit of a given product within our broader portfolio to ensure that we are diversified. While our portfolio bias is towards chronic conditions, we cover multiple therapeutic areas including immunology, oncology, and ophthalmology, amongst others. Two of our pipeline products, biosimilar candidates to Stelara and Simponi, were developed in the SP2/0 cell line and utilize perfusion manufacturing technology. We believe this differentiates these programs by facilitating the matching of critical structural elements for the respective molecules.

Our portfolio strategy also involves pursuing an interchangeable strategy where appropriate. Interchangeability would allow for substitution of product at the pharmacy level and help increase biosimilar penetration, and in turn, our volumes and revenues. We are heartened by the recent approvals for interchangeability at the FDA and strongly believe that interchangeability is the most effective way to bring savings to the U.S. healthcare system.

In summary, you can see in the chart that our pipeline reflects an addressable market of $80+ billion, but we expect to continue adding to our pipeline, both organically and inorganically, as part of our continued goal to become the world’s leading biosimilar company.

Slide 24 – Mark Levick

I won’t spend too much time here on slide 24 as I’d like to get into more detail on a few of our product candidates, but would just highlight that we have a fairly active cadence of potential products progressing through development. Our expectation is that, at any given time, we will have multiple products in market, with several products in the pipeline at various stages of development. We intend to add a new product target, longer term, every 12-18 months. We strongly believe that broad pipelines that target global markets can yield substantial growth in the near, mid and long term.

Slide 25 – Mark Levick

I’d like to now spend a few minutes talking about our first product candidate and the unique opportunity we have within the Humira market. Humira is the highest grossing pharmaceutical product in history with $20 billion in global sales, $16 billion of which is in the US market. In order to understand the magnitude of the opportunity with our proposed Humira biosimilar AVT02, it is important to understand some of the historical context behind Humira.

The original Humira product was launched in 2003 and grew substantially over the years. In 2018, AbbVie released a new form of Humira with a higher concentration, a different mix of components, and a device with a smaller gauge needle. AbbVie then set out to convert the existing Humira market, and as noted on the right-hand side of the slide, has successfully converted more than 80% of Humira scripts in the US to this higher concentration version.

The earlier developers of Humira biosimilars executed their development and clinical trials during a time where the new form of the product was unavailable. We anticipated this change as part of our program, and we have developed the high concentration formulation and have registered our product candidate in many global markets. Further, we have recently announced positive topline results for our switching study to support interchangeability. The combination of high concentration and interchangeability puts us in a unique position to address the Humira market, where a majority of the market is now utilizing the high concentration form.

We know of only one other company that has embarked on a similar strategy, and that is Amgen. Amgen was the first company to develop a low concentration biosimilar form of a Humira, but in spite of this, has embarked on a process to develop the higher concentration with a switching study for interchangeability. We view this shift in approach, by an experienced company such as Amgen, as significant validation of our strategy and representative of the opportunity at hand. It is important to note that we have now completed our switching study to support interchangeability, while Amgen has really only begun theirs. We are also aware that Celltrion, a Korean based company, has a high-concentration Humira biosimilar product, however they have not initiated an interchangeability strategy and have not indicated publicly, any plans to do so.

Recently, the FDA awarded interchangeability designation for Boehringer Ingelheim’s low-concentration biosimilar adalimumab. As the high concentration Humira is a different product with a different NDC code, we expect to be the first interchangeable high strength formulation, and view BI’s receipt of interchangeability as a favorable industry development.

From a market timing perspective, the U.S. Humira market is not yet open to biosimilar competition due to settlements between biosimilar developers, of mostly the low concentration variety, and AbbVie. We are highly confident in our strategy to bring our proposed biosimilar to the market at the earliest possible moment and are currently in litigation with AbbVie to open this market.    Therefore, we have not provided specific guidance for launch timing; however, the litigation is proceeding very rapidly and we are pleased with the progress of our case.    There is a Markman hearing scheduled for January, and a bench trial on 10 key patents scheduled for August 2022, with a ruling anticipated by the end of October 2022.

In the meantime, we have submitted for approval for our Humira biosimilar candidate in multiple global markets including the EU, Switzerland, Canada, and of course, the U.S. We have received a positive CHMP opinion in September of this year, and expect approval later in Q4 for the EU markets. In the U.S., our application is in deferred status with the FDA, meaning the application otherwise satisfies requirements for approval, but final approval will be contingent on satisfactory inspections of our facilities. We are actively engaging with the FDA to facilitate the required inspections, and are optimistic that the brief delay in inspections related to Covid19 will not impact our launch plans. What helps drive our confidence, aside from our positive interactions with the agency to date, is the importance of interchangeability on the most widely available form of the highest grossing pharmaceutical product in history.

Slide 26 – Mark Levick

Moving on to our second product, AVT04 is a proposed biosimilar to Stelara, another leading immunology medicine with projected sales of over $9 billion in global revenue in 2021.

Stelara is a unique product in that the target protein is expressed using a cell line called SP 2/0, instead of the usual Chinese Hamster Ovary cells, and further is manufactured using a continuous perfusion system instead of a fedbatch system.

As I mentioned earlier, Alvotech has established capabilities in the handling of SP20 cell lines as well as invested in perfusion manufacturing. It is our view that having this type of infrastructure, which we know to be less prevalent in the industry, can result in a better matching of certain critical traits of the originator product in our biosimilar targets where the originator has chosen Sp20 as the host cell line.

Stelara treats a number of autoimmune conditions, and is administered in most cases 4 times per year. This infrequent dosing for Stelara is enabled by an extended half-life that is partially achieved due to the high levels of sialic acid on the monoclonal antibody. The SP2/0 host cell line allows for more efficient sialyation of the molecule as compared to CHO. Therefore, matching of the post-translational modifications and structure in a biosimilar development program for Stelara also, in our view, requires matching of the host cell line. Developing our biosimilar in the same host cell line as the originator for a product that requires such a long half-life, de-risks the approval process and creates potential differentiation relative to other biosimilar developers.

From a timing perspective, we have commenced clinical trials for both the pK study and confirmatory safety and efficacy trial, and have high conviction that clinical trials will progress smoothly.

Slide 27 – Mark Levick

In addition to AVT02 and AVT04, we have proposed biosimilars to Eylea, Prolia and Xgeva, and Simponi. All three product candidates have commenced scale manufacturing ahead of clinical trials, which we expect to commence on all three within the next 12 months or so.

Our AVT03 product, which is referenced to both Prolia and Xgeva, has been developed to maximize yield to create a low COGS profile, which we think can have a material impact on expanding the relevant market globally. AVT05, our proposed biosimilar to J&J’s Simponi, is to our knowledge the only SP2/0 program of its kind, and we have only seen one developer initiate trials of any kind for the development of this product. Lastly, our AVT06 program is a proposed biosimilar to Eylea, Regeneron’s blockbuster treatment for a number of ocular disease states including age-related macular degeneration. We are developing both the vial and pre-filled syringe presentations of the product to ensure we match Regeneron’s latest product in the market.

Additionally, we have not yet disclosed our longer-term pre-clinical product candidates, AVT16 and 33, however, both of which are substantial in terms of market size and represent opportunities to differentiate in a similar fashion as with our other programs. We look forward to providing more detail on these product candidates in the future.

In closing, our pipeline reflects a diverse and compelling mix of high-value products, that we, along with our commercial partners, are excited to bring to patients across the world. And with that, I would like to turn the presentation over to our CFO, Joel Morales to discuss our financial outlook.

Slide #29- Joel Morales

Thanks Mark. It’s a pleasure to speak with everyone today. As mentioned, it’s an exciting time in Alvotech’s evolution. Our strategy for transitioning to public ownership is an important next step for us as the proceeds from the recently announced SPAC transaction will allow us to continue investing in our platform and pipeline, and will position us to become cash flow positive.

Before we dig into the forecast, I’d like to spend a moment on slide 29 to make three macro points to help orient investors to our financials.

First, our forecasting process is robust and includes a bottom up approach that is built by product, country, and channel, and incorporates input from our commercial partners around the world. Further, since we have an operational site today, we have good visibility into our cost structure. All of this to say, we’ve been as thorough as possible.

The second point I’d like to make is that we have probability-adjusted our forecast based on the phase of development that programs are in. Specifically, we’ve applied a probability of success of 75% or higher to our clinical and pre-clinical programs. Our conviction level in delivering our pipeline is primarily driven by our management team who have developed over a dozen biosimilars, but also by the inherently less risky nature of biosimilar development relative to originator biologics.

Finally, the financial data shown on the following pages reflect only Alvotech’s portion of any in-market sales. As a reminder, our commercial partners are responsible for product sales, and they in turn remit on average approximately 40% of in-market sales to us, depending on the partner and geography. The P&L reflects only this amount, which represents Alvotech’s share. This is a natural segue to talk about revenue, so let’s flip to slide 30.

Slide #30-Joel Morales

Our revenues are comprised of two components, product revenue and milestone revenue. Product revenue is what I described on the previous slide, that is our share of in-market product sales from our partners. Milestone revenues are paid by our partners, typically earlier on in the development process, and are an important and ongoing part of our business model as they help subsidize R&D. We have collected approximately $200 million of milestones to date, and have the potential to receive up to $950 million in the future. In 2021, we estimate recognizing $30-60 million in total milestone revenue, as you can see in the chart here on page 30.

As we look forward, we expect to achieve $800 million in revenues by 2025, the majority of which is derived from programs that are either in clinical trials or have completed them. As Mark mentioned earlier, a scaled portfolio attacking global markets should yield longer term growth and we have forecasted high-single digit revenue growth beyond 2025 through 2030.

I think it is equally important to understand what is NOT in the forecast, and there are two items in particular I would like to highlight. First, the base plan shown here assumes biosimilarity ONLY, which alone, presents a sizable opportunity for the Company. The benefits of interchangeability on AVT02 and AVT05 are potentially substantial, but not included, again offering an opportunity to exceed our base plan. And second, we are continuously exploring additional programs to add to our pipeline on both an organic and inorganic basis. Our commercial and R&D teams are regularly scanning the growing biologics market for attractive products that can be plugged into our platform. The forecast does not reflect any additional programs beyond what we’ve shared here today.

Slide #31-Joel Morales

As we flip to the cost side of the forecast on page 31, you can see here the power of Alvotech’s business model as we expect to deliver EBITDA margins exceeding 60% over time. This is driven by a few key factors. First, the impact of product selection cannot be understated. The amount of antibody required clinically and the reimbursement level for a given biologic are not in the control of a biosimilar developer.

However, selecting products with a lower drug load and higher reimbursement can generate attractive margins, and that is exactly the strategy we undertake here at Alvotech. Second, is manufacturing efficiency. We have a manufacturing operation led by seasoned operators and believe we are world-class when it comes to manufacturing efficiency. And lastly, and most importantly, our business model is designed to scale very efficiently. We can add products to our portfolio without any meaningful change to our G&A structure, as sales and marketing costs are covered by our partners. All of this leads to attractive margins and free cash flow over time.

Slide #32 -Joel Morales

To summarize what we’ve talked about, you can see on slide 32 the consolidated forecast and components of our revenues and costs. The Alvotech platform is setup as a lean, R&D focused organization that generates high margins. Profit ultimately converts strongly to free cash flow as working capital needs are modest, net operating losses provide tax shields, and capex needs moderate quickly, as the majority of investment has already been incurred and/or funded by existing shareholders.

Slide #33 – Joel Morales

In closing, it’s an attractive time for new and existing shareholders of Alvotech. Alvotech is a uniquely positioned platform, and we have a number of potential upside opportunities that could have material impact on our earnings profile. Whether it is the benefits of interchangeability status on our AVT02 and AVT05 products, or the earnings contribution from our JV in China, there is significant embedded optionality in the Alvotech platform that is not reflected in our forecast

With that, I would now like to turn the presentation back over to Zaid to discuss the transaction in greater detail.

Slide #35—Zaid Pardesi

Thank you Joel. I’ll make two brief points on slide 35 to start. First, as I mentioned earlier, this is a highly aligned transaction structure with existing shareholders and management rolling 100% of their equity, resulting in approximately 80% pro forma ownership. Existing shareholders include blue chip investors such as CVC Capital, Temasek, Athos (which is the Struengmann family office), Baxter, and others, in addition to management. Second, you have heard from management today about the significant growth runway available to the company, and this transaction results in incremental gross cash to the balance sheet in excess of $450 million (assuming no redemptions). We have raised a PIPE in excess of $150 million, which provides ample liquidity and minimizes dilution for existing shareholders given the upside. Lastly, the $1.8 billion pre-money equity value, or approximately $2.25 billion post-money enterprise value represents an attractive entry point, and we’ll talk more about that shortly.

Slide #36- Zaid Pardesi

As we look at the comps on page 36, you can see how different Alvotech is as a pureplay biosimilar platform. The company is creating a category in the western market that does not exist today. Celltrion, based in South Korea, is Alvotech’s closest comparable as a public, pure-play biosimilar company. Samsung is next most comparable as it has many similar capabilities to Alvotech. However, Samsung is a subsidiary JV with more of a CDMO focus. Biocon and Coherus are adjacent companies but ultimately, less comparable given Biocon’s co-development model and Coherus’ limited geographic reach and lack of primary focus on biosimilars. Larger companies that have thus far entered into the biosimilar space are generally more focused on their core originator portfolio, further differentiating Alvotech due to its singular focus on efficiently deploying biosimilars.

Slide #37- Zaid Pardesi

We talked about Celltrion being the closest comparable company, and as you can see here, the Celltrion business has attractive financial characteristics, including mid-teens revenue growth and about a 50% EBITDA margin. Celltrion is rewarded for this attractive profile with a forward multiple of ~26x and a ~$25 billion plus enterprise value. If you then juxtapose Alvotech on Celltrion, we see a product portfolio targeting a larger total addressable market, a more attractive growth profile over the coming years, and a higher steady state EBITDA margin. We believe this sets Alvotech up well to appreciate from its $2.25 billion enterprise value today.

Slide #38-Zaid Pardesi

To help quantify this upside, on page 38 we can see the illustrative current and future enterprise valuations for Alvotech. The illustrative future value of $7.2-9.6 billion reflects more than a 3-4x increase in value from today’s transaction value, with further upside if the NTM EBITDA multiple increases beyond the assumed 15-20x range, which is a substantial discount to where Celltrion trades today. If you discount this illustrative future value back to year end 2021 at a 20% discount rate, we have an illustrative current value of $4.2-5.6 billion, which implies that our current transaction value is at a ~45-60% discount. In summary, we believe that the transaction offers a substantial return opportunity to investors.

This takes us to the end of our presentation. On behalf of Oaktree Acquisition Corp II and Alvotech, thank you for listening and we look forward to engaging with you soon.